AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO CERTAIN EMPLOYMENT AGREEMENT, dated 16th of December, 1994, is entered into on this the 29th day of August, 1997, by NICHOLS SELECT CORPORATION, a Delaware corporation and the wholly owned subsidiary of NRC, and Thomas L. Patterson, ("Employee"). Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to such terms in the Employment Agreement or Merger Agreement (hereinafter defined).

                       W I T N E S S E T H:

     WHEREAS, Nichols Research Corporation ("NRC"), SELECT, a wholly owned subsidiary of NRC, TXEN, Inc. ("TXEN"), and the holders of all of the $0.002 par value Class A Common Stock of TXEN (the "Shareholders") have entered into and consummated an Agreement of Merger dated as of August 27, 1997 (the "Merger Agreement") whereby TXEN merged with and into SELECT;

     WHEREAS, the Employee's continued employment with SELECT was a material inducement to SELECT and NRC to enter into the Merger Agreement;

     WHEREAS, the Employee owned Class A Common Stock of TXEN and received a portion of the Merger Consideration;

     WHEREAS, NRC, pursuant to Section 2 of Employment Agreement has elected to extend Employee's Term of Employment after the Effective Date of the merger of TXEN into SELECT; and

     WHEREAS, NRC, SELECT, and Employee mutually desire that Employee continue to be employed by SELECT;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the undersigned parties do hereby amend the Employment Agreement as follows:

          1. SELECT agrees to the continued employment of the Employee, and the Employee agrees to accept continued employment by SELECT on a full-time basis as President of SELECT with the same Duties and Salary as set forth in the Employment Agreement, except that Employee shall report to the Chief Executive Officer of SELECT.

          2. Section 2 of said Employment Agreement is amended to read as follows:

               2. TERM OF EMPLOYMENT. This Agreement shall commence as of the Effective Date of the Merger Agreement and shall end two (2) years from the date hereof (the "Term of Employment"), unless terminated earlier or extended as provided herein.

          3. Unless the context requires otherwise, all references to TXEN, Inc., in the Employment Agreement shall mean SELECT.

     Except as amended above, the Employment Agreement shall remain in full force and effect according to its terms and conditions.

     IN WITNESS WHEREOF, the parties have hereunto executed this Amendment to Employment Agreement on the date and year first above written.

                              NICHOLS SELECT CORPORATION

                                    Michael J. Mruz
                              By:________________________________
                                  Michael J. Mruz,
                                  Its:  Chief Executive Officer

                                  Thomas L. Patterson
                              ___________________________________
                              Thomas L. Patterson, Employee

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